Free Writing Prospectus

Filed pursuant to Rule 433

Registration Statement No. 333-265158

8 September 2022

Barclays Bank PLC

(“BBPLC”)

Further to its most recent announcement in relation to the rescission offer on 12 August 2022, BBPLC today makes the following announcement:

Updated Indicative Rescission Offer Proceeds and Valuation Information

Ahead of the expiration date for its rescission offer, on 12 September 2022, BBPLC releases today (i) updated calculations of the indicative rescission offer proceeds expected to be paid to certain initial investors in structured notes and (ii) updated indicative market values of structured notes subject to the rescission offer, along with updated closing indicative values and closing trading prices of exchange-traded notes subject to the rescission offer. Such updated information can be accessed at:

https://communications.global.barclays/content/dam/communications-global-barclays/pdf/2022/08/ldnc047433a/bring-down-RO-proceeds.pdf

Calculations relating to indicative rescission offer proceeds are based on a number of assumptions and the final amount of rescission offer proceeds received by initial investors in structured notes may be different.

Please refer to the rescission offer prospectus supplement filed with the U.S. Securities and Exchange Commission (“SEC”), as amended, for more details regarding calculations of the indicative rescission offer proceeds and other valuation information.

The rescission offer prospectus supplement and the amendment thereto can be accessed on the SEC’s website at:

•	https://www.sec.gov/Archives/edgar/data/312070/000119312522207620/d386666d424b5.htm

•	https://www.sec.gov/Archives/edgar/data/312070/000119312522219623/d354912d424b5.htm

Duration and Results of the Rescission Offer

The rescission offer expires at 5.00 p.m., Eastern Daylight Time, on 12 September 2022.

BBPLC will endeavour to publish the results of the rescission offer (including details of the final rescission offer proceeds that will be paid to initial investors in structured notes) as soon as practicable following the expiration date of the rescission offer.

Instructions to Accept the Rescission Offer

Investors wishing to accept the rescission offer are encouraged to read carefully the instructions included in the rescission offer prospectus supplement, including, but not limited to, the sections titled “The Rescission Offer—Terms of the Rescission Offer—Eligibility Requirements”, “The Rescission Offer—Terms of the Rescission Offer—Evidence of Eligibility” and “The Rescission Offer—Acceptance or Rejection of the Rescission Offer”, along with the information included in (i) the acceptance forms attached as appendices to the rescission offer prospectus supplement and (ii) the rescission offer on-line portal free writing prospectus that can be accessed on the SEC’s website at:

https://www.sec.gov/Archives/edgar/data/312070/000119312522236619/d400552dfwp.htm

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For further information, please contact:

Investor Relations	Media Relations

Chris Manners	Jon Tracey
+44 (0) 20 7773 2136	+44 (0) 20 7116 4755

Forward-Looking Statements

This announcement contains forward-looking statements within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and Section 27A of the U.S. Securities Act of 1933, as amended, with respect to BBPLC. BBPLC cautions readers that no forward-looking statement is a guarantee of future performance and that actual results or other financial condition or performance measures could differ materially from those contained in the forward-looking statements. These forward-looking statements can be identified by the fact that they do not relate only to historical or current facts. Forward-looking statements sometimes use words such as ‘may’, ‘will’, ‘seek’, ‘continue’, ‘aim’, ‘anticipate’, ‘target’, ‘projected’, ‘expect’, ‘estimate’, ‘intend’, ‘plan’, ‘goal’, ‘believe’, ‘achieve’ or other words of similar meaning. These statements are based on the current beliefs and expectations of BBPLC’s management and are subject to significant risks and uncertainties. Actual outcomes may differ materially from those expressed in the forward-looking statements. Factors that could impact BBPLC’s future financial condition and performance are identified in BBPLC’s filings with the SEC (including, without limitation, BBPLC’s Annual Report on Form 20-F for the financial year ended 31 December 2021, as amended, and Interim Results Announcement for the six months ended 30 June 2022, which are available on the SEC’s website at www.sec.gov).

Subject to BBPLC’s obligations under the applicable laws and regulations of any relevant jurisdiction, (including, without limitation, the UK and the U.S.), in relation to disclosure and ongoing information, we undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

BBPLC has filed a registration statement (including a base prospectus), a prospectus supplement and an amendment thereto with the SEC for the offering to which this communication relates. Before you invest, you should read the base prospectus for this offering in that registration statement, the rescission offer prospectus supplement and the amendment thereto, and other documents BBPLC has filed with the SEC for more complete information about BBPLC and this offering. You may get these documents for free by searching the SEC online database (EDGAR) at www.sec.gov. Alternatively, you may obtain a copy of the base prospectus from BBPLC by calling toll-free 1-888-227-2275 (extension 7-7990).